Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference is this Registration Statement on From F-3 of our report appearing in the Annual Report on Form 20-F (the “Annual Report”) of Blue Gold Limited (formerly “Blue Gold Holdings Limited”) dated July 1, 2025, with respect to the consolidated financial statements of Blue Gold Limited as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from inception (November 9, 2023) through December 31, 2023. We also consent to the reference to us under the caption “Experts” in this Registration Statement on Form F-3 of Blue Gold Limited.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
August 25, 2026